Exhibit 10.1

CHIPOTLE MEXICAN GRILL, INC.

BOARD OF DIRECTORS

RESTRICTED STOCK UNITS AGREEMENT

Name of Participant:	Participant Name

No. of RSUs:

Grant Date:

Vesting Date:

This Board of Directors Restricted Stock Units Agreement (this “Agreement”), dated as of the Grant Date first stated above, is delivered by Chipotle Mexican Grill, Inc., a Delaware corporation, to the Participant named above (the “Participant”), who is a member of the Board of Directors of the Company.

Recitals

A. The Company has agreed to grant to the Participant, under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan (the “Plan”), restricted stock units (“RSUs”) as indicated above (the “Award”), subject to the terms and conditions hereof and the Plan.

B. The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this Award.

Agreement

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. Except as expressly indicated herein, defined terms used in this Agreement have the meanings set forth in the Plan.

2. Grant of RSUs. Subject to the terms and conditions hereinafter set forth and the terms and conditions of the Plan, the Company, with the approval and at the direction of the Committee, hereby grants to the Participant the number of RSUs indicated above.

3. Vesting and Forfeiture of RSUs.

(a) Vesting of RSUs. The RSUs subject to this Award shall be subject to the restrictions contained in this Agreement and subject to forfeiture to the Company unless and until the RSUs have vested in accordance with the terms and conditions of this Agreement. Subject to the terms and conditions of this Agreement, the RSUs will vest in full on the Vesting Date indicated above or upon the Accelerated Vested Date (as defined herein) provided the Participant remains in continuous service as a member of the Board from the Grant Date until the respective Vesting Date or Accelerated Vesting Date (as defined in Section 3(b) below).

(b) Acceleration of Vesting. Notwithstanding the foregoing subparagraph (a), in the event that prior to the Vesting Date: (1) the Committee determines that the Participant’s service as a member of the Board was terminated as a result of the Participant’s medically diagnosed permanent physical or mental inability to perform his or her duties as a director of the Company (“Disability”), (2) the Participant’s service as a member of the Board terminates due to the Participant’s death, or the voluntary retirement of a Participant who has provided at least 6 full years of service as a member of the Board, whether such service is continuous or interrupted (“Retirement”) or (3) the Company undergoes a Change in Control, then all of the unvested RSUs will vest immediately upon the earliest of any such event to occur, if any. Any vesting date described in this Section 3(b) shall be referred to herein as an “Accelerated Vesting Date.”

(c) Forfeiture. In the event, in any case prior to the Vesting Date or any Accelerated Vesting Date, of (1) a termination of Participant’s service as a member of the Board other than under circumstances that would result in an Accelerated Vesting Date, (2) Participant attempting to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any unvested RSUs or (3) any unvested RSUs becoming subject to attachment or any similar involuntary process, then any unvested RSUs shall be forfeited by the Participant to the Company, and the Participant shall thereafter have no right, title or interest whatever in such RSUs.

(d) Effect of Vesting; Issuance of Unrestricted Stock. The vested RSUs will be settled upon the first to occur of (i) the Vesting Date, (ii) the Participant’s “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code and the treasury regulations promulgated thereunder (a “Separation from Service”), (iii) a Change in Control, and (iv) the Participant’s death (the “Settlement Date”). Upon the Settlement Date and pursuant to the terms and conditions set forth in this Agreement, the Company will issue (subject to Sections 11 and 15 below) to the Participant a certificate or electronically transfer by book-entry the number of shares of Common Stock of the Company equal to the number of vested RSUs which are to be settled, which shares of Common Stock shall be free of any transfer or other restrictions arising under this Agreement.

(e) Deferral Elections. Notwithstanding the foregoing and subject to the satisfaction of any tax withholding obligations described in Section 11 below, the Participant may elect to defer the receipt of the Common Stock issuable upon any of the events that would otherwise be Settlement Date by submitting to the Company a deferral election in the form provided by the Company. In the event the Participant intends to defer the receipt of such Common Stock, the Participant must submit to the Company a completed deferral election form no later than the Final Election Date (as defined below). By submitting such deferral election form, the Participant represents that [s]he understands the effect of any such deferral under relevant federal, state and local tax and social security laws, including, but not limited to, the fact that social security contributions may be due upon the Vesting Date notwithstanding the deferral election, and the fact that the deferral may need to qualify as a “change in the time and form of distribution” under Code § 409(a)(4)(C) in order to avoid immediate taxation of the RSUs and a 20% addition to tax and premium interest tax. The Participant understands that the requirements of Code § 409A(a)(4)(C) include, among other things, that the deferral election cannot take effect until at least 12 months after the date on which the election is made, it must be made at least 12 months prior to the Vesting Date, and that the distribution of Common Stock must generally be deferred for an additional period of at least five years. Unless otherwise provided by the Company in a deferral election form, any deferral election may be amended or terminated prior to the Final Election Date (as defined below). A deferral election shall become irrevocable on the Final Election Date and any deferral election or revision of a deferral election submitted after the Final Election Date shall be void and of no force or effect. The “Final Election Date” shall be the last date on which a Participant may make a deferral election consistent with Code § 409A(a)(4)(C) and the treasury regulations promulgated thereunder, but in no event later than 12 months prior to the Vesting Date. Notwithstanding the previous sentence, if the Participant is qualified to make an “initial deferral decision” under Code § 409A(a)(4)(B) and the treasury regulations promulgated thereunder, the Final Election Date shall be the last date on which a Participant may make an “initial deferral decision” under Code § 409A(a)(4)(B) and the regulations promulgated thereunder.

4. Adjustment of RSUs. The number of RSUs subject to this Award will automatically adjust to prevent accretion, or to protect against dilution, in the event of a change to the Company’s Common Stock resulting from a recapitalization, stock split, consolidation, spin-off, reorganization, or liquidation or other similar transactions and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation as provided under Section 9 of the Plan.

5. No Rights as a Stockholder. As of the Grant Date, the Participant shall have no rights as a stockholder of the Company with respect to the RSUs (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement; provided that dividends and other distributions paid on the Common Stock shall be credited to the Participant in an amount equal to the amount that would have been payable or distributable to the Participant had the Common Stock underlying the RSUs been issued and outstanding as of the record date for such dividend or distribution, to be held by the Company on the Participant’s behalf and made subject to the same vesting conditions applicable to the underlying RSUs. At the time of delivery of the underlying shares of Common Stock, the Company shall distribute to the Participant in cash all dividends or distributions previously paid with respect to the RSUs that vested hereunder without interest. In the event the Participant forfeits RSUs, the Participant shall also immediately forfeit any dividends or distributions held by the Company that are attributable to the Common Stock underlying such forfeited RSUs.

6. Non-Transferability of Award. The RSUs shall not be assignable or transferable by the Participant prior to their vesting in accordance with Section 3 of this Agreement. In addition, RSUs shall not be subject to attachment, execution or other similar process prior to vesting.

7. No Right to Continued Service. The granting of the Award shall not be construed as granting to the Participant any right to continue service on the Board, and Participant acknowledges and agrees that [s]he is not an employee of the Company.

8. Amendment of RSUs Award. The Award or the terms of this Agreement may be amended by the Board or the Committee at any time (a) if the Board or the Committee determines, in its reasonable discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Grant Date and by its terms applies to the Award; provided that, such amendment shall not materially and adversely affect the rights of the Participant hereunder; or (b) other than in the circumstances described in clause (a), with the consent of the Participant.

9. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Secretary at its executive offices at 1401 Wynkoop, Suite 500, Denver, Colorado 80202, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

10. Beneficiary. The Participant may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

11. Tax Consequences and Withholding. As of the Grant Date, or at any time thereafter as requested by the Company, the Participant hereby authorizes minimum required withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, the minimum sums required to be withheld to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award. Unless the tax withholding obligations of the Company, if any, are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such shares. The Participant acknowledges that s(he) is solely responsible for paying all taxes attributable to this Award.

12. Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award or this Agreement and those of the Plan, the provisions of the Plan shall control.

13. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, except to the extent preempted by federal law, which shall to the extent of such preemption govern.

14. Integrated Agreement. This Agreement and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.

15. Securities Matters. The Company shall not be required to deliver any shares of Common Stock, or any certificates therefore or book-entry transfer notation thereof, until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

16. Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date specified above.

CHIPOTLE MEXICAN GRILL, INC.

By:
Darlene J. Friedman
Chair of the Compensation
Committee of the Board of Directors

ACCEPTED AND AGREED TO:

Participant